Symetra Life Insurance Company
[777 108th Avenue NE, Suite 1200 | Bellevue, WA 98004-5135]
[Mail to: PO Box 674420 | Houston, TX 77267-4420]
[Phone 1-800-796-3872 | www.symetra.com]
POINT TO POINT WITH BUFFER AND DUAL TRIGGER
INDEXED ACCOUNT ENDORSEMENT
This endorsement is attached to and becomes part of the Contract. This endorsement is subject to all of the provisions of the Contract, except as otherwise stated herein. If any provisions of the Contract conflict with this endorsement, the provisions of this endorsement will apply.
The effective date of this endorsement for new Contracts is the Contract Date and for existing contracts is the
Endorsement Effective Date.
This endorsement makes certain Indexed Account(s) available for your Contract using the Crediting Method described. We reserve the right to offer any combination of Indexed Accounts using the crediting features described in this endorsement. Certain Indexed Accounts are only available on the Contract Date and may not be available in subsequent Contract Years.
Contract Number:[000000000000]
Owner(s):[John Doe]
Endorsement Effective Date:[01/01/2023]
Guaranteed Minimum Dual Trigger Rate:[1%] during the Surrender Charge Period, [1%] thereafter
Indexed Accounts:

Index	Interest Term	Buffer	Initial Allocation	Initial Dual Trigger Rate	Indexed Account Charge
[S&P 500[*]	1 year	10%	10%	8%	-]
Indexes are not available for direct investment, and do not include the payment or reinvestment of dividends in the calculation of its performance unless otherwise noted. [*Includes dividends.]
SECTION 1: DEFINITIONS
Guaranteed Minimum Dual Trigger Rate: The minimum Dual Trigger Rate applicable to Indexed Accounts available under this endorsement.
Buffer: The maximum negative Index Return that will not result in a negative Adjusted Index Return being credited to the Indexed Account Value at the end of an Interest Term.
Dual Trigger Rate: The rate of Indexed Interest that is credited under an Indexed Account at the end of an Interest
Term if the Index Return is positive, zero, or negative within the Buffer.
SECTION 2: OVERVIEW
We will declare a Dual Trigger Rate for each Interest Term. Initial Dual Trigger Rates shown above are applicable for the initial Interest Term only. Subsequent Dual Trigger Rates are subject to change for each subsequent Interest Term and may differ from the Dual Trigger Rates used for new Contracts but will never be less than the Guaranteed Minimum Dual
Trigger Rate shown above.
The Indexed Account Charge and Buffer percentage stated above for each respective Indexed Account will not change for the life of the Contract.
SECTION 3: CREDITING METHOD
The Crediting Method applicable to the Indexed Account(s) shown above is the Point to Point with Buffer and Dual Trigger method.
To calculate Indexed Interest, we first calculate the Index Return. The Index Return is equal to:
1.the Index Value on the date the current Interest Term ends; minus
2.the Index Value on the date the current Interest Term begins; divided by
3.the Index Value on the date the current Interest Term begins;
Next, we determine the Adjusted Index Return by applying the Buffer and Dual Trigger Rate:
If the Index Return is positive, zero, or negative within the Buffer:
The Adjusted Index Return is equal to the Dual Trigger Rate.
If the Index Return is negative beyond the Buffer:
The Adjusted Index Return is equal to the Index Return plus the Buffer.
The Adjusted Index Return is then multiplied by the Indexed Account’s Base Value on the last day of the Interest Term.
If an Indexed Account Charge applies to the Indexed Account, it is deducted from the Indexed Account Value after any interest is credited.
SECTION 4: INDEXED ACCOUNTS AVAILABLE AT THE END OF EACH CONTRACT YEAR
Before the end of each Contract Year, we will provide a notice that includes the fixed and Indexed Account options available to you for allocation.
Your current Contract Year will determine the Interest Term of the Indexed Accounts available to you for allocation, as shown in the table below:

Contract Year	Indexed Accounts Available for Allocation
Contract Year 1 (Contract Date)	1-Year and 6-Year Interest Terms
Contract Year 2	1-Year and 5-Year Interest Terms
Contract Year 3	1-Year and 4-Year Interest Terms
Contract Year 4	1-Year and 3-Year Interest Terms
Contract Year 5	1-Year and 2-Year Interest Terms
Contract Year 6 and beyond	1-Year Interest Term
Not all Indexed Account options available for allocation on the Contract Date will be available for allocation in subsequent
Contract Years. After the initial Contract Year, additional Indexed Account options may become available for that Contract
Year, and existing Indexed Account options will be unavailable for additional allocations. You may transfer all or a portion of your Fixed Account Value and/or Indexed Account Value among the Indexed Account options available subject to the conditions in the Transfer section of the Contract.
[Indexed Accounts Available After Contract Date:
The Dual Trigger Rate shown below is the minimum rate that may apply, the actual rate available may be higher.

Index	Interest Term	Buffer	Dual Trigger Rate	Indexed Account Charge
[S&P 500[*]]	[1 Year]	[10%]	[1.00%]	[-]
Indexes are not available for direct investment, and do not include the payment or reinvestment of dividends in the calculation of its performance unless otherwise noted. [*Includes dividends.] ]
SECTION 5: TERMINATION
This endorsement terminates on the date the Contract terminates.
Symetra Life Insurance Company
[Margaret Meister]
[President]
[INDEX DISCLOSURE]
[ABC123]
[Symetra® is a registered service mark of Symetra Life Insurance Company.]